Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Thursday, April 24, 2014
Third Federal Continues to Experience Strong Earnings
Sunny Days as Company Resumes Stock Repurchase Program
(Cleveland, OH - April 24, 2014) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three and six month periods ended March 31, 2014.
The Company reported net income of $16.4 million for the quarter ended March 31, 2014, compared to net income of $12.8 million for the quarter ended March 31, 2013. The increase in net income for the quarter is largely the result of a lower provision for loan losses, as loan performance metrics continue to improve. Net income of $32.4 million was reported for the six months ended March 31, 2014, compared to net income of $23.9 million for the six months ended March 31, 2013. The increase in net income for the six months is largely the result of a lower provision for loan losses, partially offset by a decrease in the gain on sale of loans.

“It’s sunshine and blue skies for Third Federal, our customers and our stockholders,” said Marc A. Stefanski, chairman and CEO.   “After announcing earlier this month that our Memorandum of Understanding with the Federal Reserve has been lifted, we have resumed our three-dimensional approach to providing greater value to our stockholders.  We are repurchasing stock, as well as working on the requirements to reinstate a regular dividend. We also continued our efforts to grow Third Federal and are now lending in 17 states, including Ohio and Florida.

“Our latest financial results reflect another quarter of strong earnings, including a 28-percent growth in net income year over year, ” Stefanski continued. "We want to again thank our loyal associates, customers, and investors for helping to make our future bright.”
Net interest income was slightly higher than in the prior year period. The average cost of our deposits has been reduced by managing retail deposit pricing and gathering additional funds as needed via wholesale channels. The lower interest expense, impacted by lower interest rates on deposits and a shift to more borrowed funds, was essentially offset by lower interest income due to lower yields on interest-earning assets. Net interest income was $69.0 million for the quarter ended March 31, 2014 and $67.9 million for the quarter ended March 31, 2013. Net interest income increased $0.5 million, or less than 1%, to $136.8 million for the six months ended March 31, 2014 from $136.3 million for the six months ended March 31, 2013. The interest rate spread for the quarter ended March 31, 2014 was 2.32% compared to 2.28% in the same quarter last year. The interest rate spread for the six months ended March 31, 2014 was 2.30% compared to 2.26% in the six month period last year. The net interest margin for each of the quarters and six months ended March 31, 2014 and March 31, 2013 was 2.48%.
The Company, as a result of improving loan performance, recorded a lower provision for loan losses of $5.0 million for the three months ended March 31, 2014 compared to $10.0 million for the three months ended March 31, 2013. The Company reported $6.9 million of net loan charge-offs for the three months ended March 31, 2014 compared to $14.0 million for the three months ended March 31, 2013. Of the $6.9 million of net charge-offs, $3.1 million occurred in the equity loans and lines of credit portfolio, $2.7 million occurred in the residential, non-Home Today portfolio and $1.1 million occurred in the Home Today portfolio. The Home Today portfolio, which has had minimal new originations since 2009, is an affordable housing program targeted toward low and moderate income home buyers, which totaled $165.2 million at March 31, 2014 and $178.4 million at September 30, 2013. The Company recorded a provision for loan losses of $11.0 million for the six months ended March 31, 2014 compared to $28.0 million for the six months ended March 31, 2013. The Company reported $20.1 million of net loan charge-offs for the six months ended March 31, 2014 compared to $27.2 million for the six months ended March 31, 2013. Of the $20.1 million of net charge-offs in the current fiscal year, $6.4 million occurred in the equity loans and lines of credit portfolio, $9.7 million occurred in the residential, non-Home Today portfolio and $4.0 million occurred in the Home Today portfolio. The allowance for loan losses was $83.4 million, or 0.80% of total loans receivable, at March 31, 2014, compared to $92.5 million, or 0.91% of total loans receivable, at September 30, 2013.

Non-accrual loans decreased $13.1 million to $142.7 million, or 1.37% of total loans, at March 31, 2014 from $155.8 million, or 1.53% of total loans, at September 30, 2013. The $13.1 million decrease in non-accrual loans for the six months ended March 31, 2014 consisted of a $10.1 million decrease in the residential, non-Home Today portfolio; a $3.3 million decrease in the residential, Home Today portfolio; and a $0.2 million increase in the equity loans and lines of credit portfolio.
Total loan delinquencies decreased $25.8 million to $108.2 million, or 1.03% of total loans receivable, at March 31, 2014 from $134.0 million, or 1.31% of total loans receivable, at September 30, 2013.

Total troubled debt restructurings decreased $12.0 million at March 31, 2014, to $189.7 million from $201.7 million at September 30, 2013. Of the $189.7 million of troubled debt restructurings recorded at March 31, 2014, $63.8 million was in the Home Today portfolio, $104.7 million was in the residential, non-Home Today portfolio and $21.0 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $81.5 million at March 31, 2014 and $84.9 million at September 30, 2013.
Total assets increased by $265.1 million, or 2%, to $11.53 billion at March 31, 2014 from $11.27 billion at September 30, 2013. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, partially offset by a net decrease in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities decreased $8.9 million, or 1%, to $754.4 million at March 31, 2014 from $763.4 million at September 30, 2013.
The combination of loans held for investment, net and mortgage loans held for sale increased $270.1 million, or 3%, to $10.36 billion at March 31, 2014 from $10.09 billion at September 30, 2013. Residential non-Home Today mortgage loans, including those held for sale, increased $365.5 million during the six months ended March 31, 2014, while the equity loans and lines of credit portfolio decreased $99.6 million. As a result of the Company's new state expansion through the use of internet, customer service and direct mail marketing, the Company now originates first mortgage loans in 17 states. Total first mortgage loan originations were $1.03 billion for the six months ended March 31, 2014, of which 38% were adjustable rate mortgages, and 43% were fixed-rate mortgages with terms of 10 years or less. During the six months ended March 31, 2014, loan sales of $42.0 million were completed, consisting of $24.6 million of first mortgage loan originations to Fannie Mae, (as a result of receiving sale eligibility approval from Fannie Mae during the quarter ended December 31, 2013) and $17.4 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). Net gain on the sale of these loans was $0.9 million. During the six months ended March 31, 2013, loan sales of $222.2 million were completed, consisting of $35.8 million of fixed rate loans that qualified under Fannie Mae's HARP II, $58.3 million of fixed rate non-agency whole loans and $128.1 million of variable rate loans. Net gain on the sale of these loans was $4.3 million.
Deposits decreased $49.0 million, or 1%, to $8.42 billion at March 31, 2014 from $8.46 billion at September 30, 2013. The decrease in deposits was the result of a $17.9 million decrease in our savings accounts, a $23.8 million increase in our checking accounts, and a $55.2 million decrease in our CDs for the six months ended March 31, 2014. To manage our cost of funds, maturing, higher rate CDs were allowed to run off and replaced by other lower rate savings products or borrowed funds from the FHLB, as needed. Total deposits include $217 million and $13 million of brokered CDs at March 31, 2014 and September 30, 2013, respectively. The brokered CDs had average original funding terms of 53 months.
Borrowed funds, all from the FHLB, increased $325.0 million, to $1.07 billion at March 31, 2014 from $745.1 million at September 30, 2013. This increase reflects a combination of an additional $230 million of mainly four- to five- year term advances and $128 million of higher overnight advances, offset by other principal repayments, as a combination of loan growth and reduced deposits led to increased cash demands during the period. To facilitate the increase in FHLB borrowings, an additional $4.8 million of FHLB stock was purchased during the six months ended March 31, 2014.
Principal, interest and related escrow on loans serviced decreased $22.3 million, or 29%, to $53.4 million at March 31, 2014 from $75.7 million at September 30, 2013. This change primarily reflects the impact of a lower balance in the sold loan portfolio.
Total shareholders' equity increased $12.7 million, or 1%, to $1.88 billion at March 31, 2014 from $1.87 billion at September 30, 2013. Activity reflects $32.4 million of net income in the current fiscal year reduced by $26.1 million of repurchases of outstanding common stock and further impacted by a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. A total of 2,156,250 shares were repurchased at an average cost of $12.09 per share during the quarter ended December 31, 2013. As previously disclosed, the Company received notice on April 2, 2014 that the Federal Reserve terminated a previous memorandum of understanding that restricted the Company's ability to complete additional stock repurchases and pay dividends. Following that termination, the Company's fifth stock repurchase program, which allows for the purchase of 5,000,000 additional shares, was put into place through the use of a trading plan, effective April 9, 2014. The Company also indicated it was investigating the regulatory steps required to reinstate a dividend, including soliciting a member vote for its mutual holding company to waive the receipt of future possible dividends.
At March 31, 2014, all capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The tier 1 risk-based capital ratio was 21.95% and the total risk-based capital was 23.14% for the Association. The Association's current capital ratios are lower than its ratios at September 30, 2013 (22.85% tier 1 risk-based capital ratio and 24.10% total risk-based capital ratio), due to an $85 million cash dividend payment that the Association made to the Company, its sole shareholder, on December 27, 2013. Because of its intercompany nature, this dividend payment had no impact on the Company's capital ratios or its consolidated statement of condition. Additionally, the tier 1 risk-based capital ratio was 26.65% and the total risk-based capital was 27.83% for the Company.
Terence Paulett, the Chief Risk Officer of the Company, has announced that he will be retiring from employment in January 2015. Judy Adam, who has been with the Association since 2000 and has served in various roles including the Chief Accounting Officer, Manager of Internet Services and most recently as Manager of Loan Production, will become the new Chief Risk Officer at that time.  “Terry has been an integral part of our organization for 20 years and helped us to effectively manage our risk as we grew the Company through the recent mortgage crisis,” said Chairman and CEO Marc A. Stefanski.  “On behalf of our Board, our management team and our associates, I thank him and wish him the best in his retirement.  We welcome Judy into her new responsibilities, and have confidence that her background and her extensive experience in many areas of the Company have prepared her for her new role.”
The Company will host a conference call to discuss its operating results for the quarter ended March 31, 2014 at 10:00 a.m. (ET) on Friday April 25, 2014. The toll-free dial-in number is 866-952-1906, Conference ID TFSLQ214. A telephone replay will be available beginning at 2:00 p.m. (ET) on April 25, 2014 by dialing 800-695-0974. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning April 28, 2014. The slides for the conference call will be available on the Company's website.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 17 states, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of March 31, 2014, the Company’s assets totaled $11.5 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will continue to impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the continuing impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2014	September 30, 2013
ASSETS
Cash and due from banks	$35,366	$34,694
Interest-earning cash equivalents	232,436	251,302
Cash and cash equivalents	267,802	285,996
Investment securities:
Available for sale (amortized cost $490,181 and $480,664, respectively)	486,625	477,376
Mortgage loans held for sale, at lower of cost or market ($1,164 and $3,369 measured at fair value, respectively)	1,509	4,179
Loans held for investment, net:
Mortgage loans	10,444,046	10,185,674
Other loans	4,076	4,100
Deferred loan fees, net	(7,913)	(13,171)
Allowance for loan losses	(83,391)	(92,537)
Loans, net	10,356,818	10,084,066
Mortgage loan servicing assets, net	12,845	14,074
Federal Home Loan Bank stock, at cost	40,405	35,620
Real estate owned	19,912	22,666
Premises, equipment, and software, net	58,195	58,517
Accrued interest receivable	31,382	31,489
Bank owned life insurance contracts	186,909	183,724
Other assets	72,039	71,639
TOTAL ASSETS	$11,534,441	$11,269,346
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,415,490	$8,464,499
Borrowed funds	1,070,132	745,117
Borrowers’ advances for insurance and taxes	65,229	71,388
Principal, interest, and related escrow owed on loans serviced	53,412	75,745
Accrued expenses and other liabilities	46,050	41,120
Total liabilities	9,650,313	9,397,869
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 307,199,672 and 309,230,591 outstanding at March 31, 2014 and September 30, 2013, respectively	3,323	3,323
Paid-in capital	1,699,328	1,696,370
Treasury stock, at cost; 25,119,078 and 23,088,159 shares at March 31, 2014 and September 30, 2013, respectively	(302,723)	(278,215)
Unallocated ESOP shares	(68,251)	(70,418)
Retained earnings—substantially restricted	561,133	529,021
Accumulated other comprehensive loss	(8,682)	(8,604)
Total shareholders’ equity	1,884,128	1,871,477
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,534,441	$11,269,346

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2014	2013	2014	2013
INTEREST INCOME:
Loans, including fees	$90,545	$95,241	$180,946	$193,930
Investment securities available for sale	2,305	1,079	4,405	2,192
Other interest and dividend earning assets	495	515	1,013	1,101
Total interest and dividend income	93,345	96,835	186,364	197,223
INTEREST EXPENSE:
Deposits	21,962	28,030	45,224	59,165
Borrowed funds	2,349	875	4,311	1,712
Total interest expense	24,311	28,905	49,535	60,877
NET INTEREST INCOME	69,034	67,930	136,829	136,346
PROVISION FOR LOAN LOSSES	5,000	10,000	11,000	28,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	64,034	57,930	125,829	108,346
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,393	2,146	4,682	4,449
Net gain on the sale of loans	533	1,257	872	4,279
Increase in and death benefits from bank owned life insurance contracts	1,583	1,577	3,196	3,182
Other	1,025	1,126	1,862	2,443
Total non-interest income	5,534	6,106	10,612	14,353
NON-INTEREST EXPENSE:
Salaries and employee benefits	23,325	21,824	45,407	42,427
Marketing services	3,360	3,127	6,613	6,252
Office property, equipment and software	5,283	5,293	10,272	10,314
Federal insurance premium and assessments	2,547	3,243	5,094	6,957
State franchise tax	1,731	1,749	3,418	3,412
Real estate owned expense, net	3,008	1,516	4,953	2,681
Other operating expenses	5,677	8,477	12,033	15,720
Total non-interest expense	44,931	45,229	87,790	87,763
INCOME BEFORE INCOME TAXES	24,637	18,807	48,651	34,936
INCOME TAX EXPENSE	8,252	6,017	16,242	10,993
NET INCOME	$16,385	$12,790	$32,409	$23,943

Earnings per share—basic and diluted	$0.05	$0.04	$0.11	$0.08
Weighted average shares outstanding
Basic	300,261,921	301,753,966	300,450,112	301,664,171
Diluted	301,529,980	302,651,575	301,697,091	302,451,344

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$235,718	$135		0.23%	$234,237	$134		0.23%
Investment securities	3,376	7		0.83%	9,303	9		0.39%
Mortgage-backed securities	481,224	2,298		1.91%	439,975	1,070		0.97%
Loans	10,358,543	90,545		3.50%	10,216,741	95,241		3.73%
Federal Home Loan Bank stock	39,300	360		3.66%	35,620	381		4.28%
Total interest-earning assets	11,118,161	93,345		3.36%	10,935,876	96,835		3.54%
Noninterest-earning assets	306,437				286,432
Total assets	$11,424,598				$11,222,308
Interest-bearing liabilities:
NOW accounts	$1,027,358	$359		0.14%	$1,022,074	$602		0.24%
Savings accounts	1,801,184	846		0.19%	1,809,665	1,485		0.33%
Certificates of deposit	5,488,318	20,757		1.51%	5,922,765	25,943		1.75%
Borrowed funds	1,070,017	2,349		0.88%	417,843	875		0.84%
Total interest-bearing liabilities	9,386,877	24,311		1.04%	9,172,347	28,905		1.26%
Noninterest-bearing liabilities	159,085				223,303
Total liabilities	9,545,962				9,395,650
Shareholders’ equity	1,878,636				1,826,658
Total liabilities and shareholders’ equity	$11,424,598				$11,222,308
Net interest income		$69,034				$67,930
Interest rate spread (2)				2.32%				2.28%
Net interest-earning assets (3)	$1,731,284				$1,763,529
Net interest margin (4)		2.48%	(1)			2.48%	(1)
Average interest-earning assets to average interest-bearing liabilities	118.44%				119.23%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended March 31, 2014				Six Months Ended March 31, 2013
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$236,200	$294		0.25%	$233,015	$295		0.25%
Investment securities	5,279	15		0.57%	9,502	18		0.38%
Mortgage-backed securities	477,507	4,390		1.84%	433,580	2,174		1.00%
Loans	10,290,314	180,946		3.52%	10,302,699	193,930		3.76%
Federal Home Loan Bank stock	37,490	719		3.84%	35,620	806		4.53%
Total interest-earning assets	11,046,790	186,364		3.37%	11,014,416	197,223		3.58%
Noninterest-earning assets	301,898				285,911
Total assets	$11,348,688				$11,300,327
Interest-bearing liabilities:
NOW accounts	$1,026,252	$724		0.14%	$1,015,770	$1,307		0.26%
Savings accounts	1,807,343	1,796		0.20%	1,801,513	3,167		0.35%
Certificates of deposit	5,507,419	42,704		1.55%	5,989,442	54,691		1.83%
Borrowed funds	943,852	4,311		0.91%	417,793	1,712		0.82%
Total interest-bearing liabilities	9,284,866	49,535		1.07%	9,224,518	60,877		1.32%
Noninterest-bearing liabilities	190,521				256,052
Total liabilities	9,475,387				9,480,570
Shareholders’ equity	1,873,301				1,819,757
Total liabilities and stockholders’ equity	$11,348,688				$11,300,327
Net interest income		$136,829				$136,346
Interest rate spread (2)				2.30%				2.26%
Net interest-earning assets (3)	$1,761,924				$1,789,898
Net interest margin (4)		2.48%	(1)			2.48%	(1)
Average interest-earning assets to average interest-bearing liabilities	118.98%				119.40%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.